Exhibit (c)(3)

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION NewStar Financial Board of Directors discussion materials Confidential July 31, 2017 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse Group AG and/or its Affiliates (hereafter “Credit Suisse”).

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Executive summary    As part of its ongoing exploration of potential strategic alternatives, NewStar Financial, Inc. (“NEWS” or the “Company”) has engaged in several recent conversations regarding potential strategic combinations    On-going discussions with the Project Osprey consortium (GSO Capital Partners and First Eagle Investment Management) have yielded a formal proposal from the consortium to acquire NEWS in concurrent transactions in which all or substantially all of NEWS’ loan portfolio assets would be acquired by a GSO client(s) and 100% of NEWS common stock would be acquired by First Eagle —GSO has stated in its proposal letter that it will be responsible for sourcing one or more parties as the GSO client (asset buyer). GSO is not backstopping the transaction. —Wells Fargo Securities has been retained as financial advisor, and Goodwin Procter has been retained as legal counsel    On-going discussions with Apollo / MidCap also have yielded a formal proposal from Apollo to acquire 100% of NEWS common stock or to acquire 100% of NEWS’ loan portfolio for 99.5% of the net value and third-party CLO tranches at market value —Conversations originated with Apollo in early May 2017 as an inbound inquiry from Citigroup Global Markets Inc., on Apollo’s behalf; Citi has been retained as Apollo’s financial advisor —Apollo has been provided access to a virtual data room to conduct due diligence on 30 selected loan assets in order to find additional value, and had a recent credit due diligence meeting to discuss those assets in greater detail    The following pages outline (i) a summary of the indications of interests received; (ii) additional overview on Project Osprey indication of interest; and (iii) an illustrative timeline for a potential Osprey transaction Source: GSO / First Eagle written proposals dated 6/21/17, 7/11/17, and 7/26/17, and Apollo MidCap written proposal dated 7/5/17. Confidential 1 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Comparison of indications of interest received

($ in millions, except per share units)



GSO / First Eagle "Project Osprey"
Apollo / MidCap
$15.00
$10.00
$5.00
–
$12.89
$0.93
$0.48(1)
$11.48
$12.74-$12.82
$0.74-
$0.81
$0.48(1)
$11.52
$12.50-$12.61
$0.65-
$0.76
$0.29(2)
$11.56
$12.29
$0.29(2)
$12.00
Latest GSO proposal (7/26/17)
PV of GSO proposal (2017 close)
PV of GSO proposal (2018 close)
Latest Apollo proposal (7/5/17)
Upfront cash consideration(3)
Cumulative cash earnings through closing
Future federal tax refund(4)

Selected implied metrics

	Latest GSO proposal (7/26/17)	PV of GSO proposal (2017 close)	PV of GSO proposal (2018 close)	Latest Apollo proposal (7/5/17)
Proposed price per share (5)	$12.89	$12.74-$12.82	$12.50-$12.61	$12.29
Aggregate consideration(5)	$540.8 (6)	$532.6-$536.8 (6)	$520.6-$525.5 (6)	$511.8
Price / BV(7)	0.86x	0.85x-0.85x	0.83x-0.84x	0.82x
P / 2017E	23.9x	23.6x-23.7x	23.1x-23.3x	22.8x
P / 2018E	17.2x	17.0x-17.1x	16.7x-16.8x	16.4x
Market premia:				
One day (7/28/17)	17.6%	16.2%-16.9%	14.0%-15.0%	12.1%
One week (7/21/17)	16.8%	15.4%-16.1%	13.2%-14.2%	11.3%
One month (6/28/17)	22.8%	21.3%-22.1%	19.0%-20.1%	17.0%
Qualitative considerations:				
Asset buyer	GSO to source	GSO to source	GSO to source	None; equity deal
Financing contingency	Contingent on asset buyer	Contingent on asset buyer	Contingent on asset buyer	None
Timing	Signing by Sept. 15	Signing by Sept. 15	Signing by Sept. 15	3-4 weeks

Source: GSO / First Eagle written proposals dated 6/21/17, 7/11/17, and 7/26/17, Apollo MidCap written proposal dated 7/5/17, FactSet and I/B/E/S consensus. Market data as of 7/28/17.
(1) Includes cash pre-tax earnings from Q3'17, and Q4'17, per NEWS management estimates.
(2) Includes cash after-tax earnings from Q3'17, and Q4'17, per NEWS management estimates.
(3) Net of outstanding indebtedness and liabilities. In the case of GSO / First Eagle, per NEWS management.
(4) In GSO 7/26/17 proposal, represents undiscounted value per share. In illustrative present value of GSO proposal, calculated as minimum and maximum of range; please see p. 5 for calculations.
(5) Based on fully diluted shares outstanding, calculated based on 41,609,486 basic shares (incl. unvested restricted stock), 0.160 million options and 12.0 million warrants, per NEWS management.
(6) GSO cash consideration adjusted to exclude $16.9 million cash used to repurchase shares and $1.6 million cash used to pay dividends.
(7) Calculated based on Q1'17A shareholders' equity, to exclude $16.9 million cash used to repurchase shares and $1.6 million cash used to pay dividends, and 41,609,486 shares outstanding as of 7/27/2017, per Company filings and NEWS management.

Confidential

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Comparison of indications of interest received (cont'd)

	GSO / First Eagle Indication of Interest – "Project Osprey"	Apollo / Mid Cap Indication of Interest
Acquiror	■ First Eagle: asset manager specializing in mutual funds ■ Asset buyer to be determined and sourced by GSO; GSO is not backstopping the transaction	■ MidCap: senior debt capital provider owned by Apollo with $12 billion of commitments under management – Capitalized by Apollo, Athene, and other institutional investors
Purchase price & consideration	■ Assuming closing in 2017, $12.89 per share or $541 million gross proceeds (1) – $11.48 per share net proceeds (1)(2) – $0.48 cumulative per share cash earnings (1)(3) – $0.93 undiscounted federal tax refund via non-transferable contingent value right ("CVR") per share (1)	■ $12.00 per share or $500 million in cash ■ Including earnings through closing, $12.29 per share or $512 million aggregate in cash (1)(4)
Structure	■ Concurrent sale of all or substantially all of loan portfolio asset to GSO-identified asset buyer(s) and acquisition of 100% NEWS common stock by First Eagle ■ Assumes no distribution, warrant treatment (treasury stock method) above $12.62	■ 100% acquisition of NEWS common stock or acquisition of all or substantially all of loan portfolio asset ■ Assumes no distribution, warrant treatment (treasury stock method) above $12.62
Loan portfolio	■ Asset buyer(s) to acquire portfolio at blended 97.1% of CLO assets (2012-2, 2014-1, 2015-1 and 2015-2), unsecuritized loans, debt and equity interests in CLOs 2016-1, 2017-1 and Arch Street in excess of risk retention requirements	■ N/A
Financing / Source of funds	■ Contingent on asset buyer(s) ■ Existing funds at First Eagle for platform acquisition	■ No financing contingency ■ Existing funds at MidCap and Apollo affiliates
Certain assumptions	■ Does not reflect impact of Fifth Street transaction ■ Redemption of CLOs (2012-2, 2014-1, 2015-1 and 2015-2), execution of Dartmouth Fund and Longfellow CLO prior to transaction	■ Securitizations roll in transaction ■ Warehouse, repo financings, senior notes and subordinated notes all refinanced
Due diligence & timing	■ Target signing date of 9/15/2017 ■ Final due diligence and concurrent negotiation of definitive agreements	■ 3-4 weeks ■ Final due diligence and concurrent negotiation
Exclusivity	■ Immediate, until 9/15 (revised target signing date)	■ Not mentioned (previously requested in June 30 IOI)
Expense reimbursement	■ N/A	■ Reimbursement of all third-party due diligence expenses incurred up to $5 million if NEWS agrees to a transaction with a counterparty other than MidCap within six months (5)

Source: GSO / First Eagle written proposals dated 6/21/17, 7/11/17, and 7/26/17, and Apollo MidCap written proposal dated 7/5/17.
Note: "N/A" denotes not applicable.
(1) Based on fully diluted shares outstanding, calculated based on 41,609,486 basic shares (incl. unvested restricted stock), 0.160 million options and 12.0 million warrants, per NEWS management.
(2) GSO cash consideration adjusted to exclude $16.9 million cash used to repurchase shares and $1.6 million cash used to pay dividends.
(3) Includes $20.3 million cash pre-tax earnings from Q3'17 and Q4'17, per NEWS management estimates.
(4) Includes $12.0 million cash after-tax earnings from Q3'17 and Q4'17, per NEWS management estimates.
(5) Six months following execution of expense reimbursement agreement.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary Osprey federal tax considerations Per NEWS management in consultation with KPMG    Two-step transaction —Step 1: sale of all or substantially all of loan portfolio assets (taxable sale of assets) —Step 2: sale of asset management business via merger (taxable stock acquisition) —Steps occur immediately after each other on same day during 2017    Preliminary tax consequences —NEWS would recognize a loss of ~$220—$230 million upon closing of transaction —Resulting in net operating loss (“NOL”) balance of ~$97 million(1) that can be carried back to 2015 and 2016 tax years —Federal tax refunds available to NEWS shareholders of record at closing —Refund of 2017 estimated tax payments paid: $4.1 million(2) —Cash refund for NOL carryback claims: ~$35.0 million(3)    Certain tax considerations —Refund of 2017 estimated tax payment paid will be issued within 45 days, if claimed within 30 days of year-end —Timing of carryback based on filing of 2017 federal income tax return(4) —Under current GSO / First Eagle proposal, First Eagle assumes responsibility to file tax return and distribute associated tax refunds —Joint Committee on Taxation will audit refund in excess of $5 million per carryback year —Requires claim to be filed —Potentially 12- 24-month time frame Source: Provided by NEWS management in consultation with KPMG. Credit Suisse does not provide any tax advice. (1) Based on Company forecast as of June 2017, Company 2015 federal tax return and preliminary 2016 tax return. 2016 tax return to be filed in September 2017. Confidential (2) Q1 2017 estimated tax payment paid 3/15/2017. (3) Based on federal tax only: $8.2 million paid against 2015 return and $26.8 million paid against 2016 return. 4 (4) No ability to carryback NOLs for Massachusetts income tax purposes. © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Illustrative Osprey present value of tax refunds Per NEWS management in consultation with KPMG Certain assumptions    Transaction close 12/31/2017    2016 federal tax return will be filed by September 2017, per management guidance    2017 federal tax return and claim for refund will be filed by 1/30/2018 (30 days within year-end), per management guidance, by First Eagle    Cash flows discounted to 6/30/2017 for illustrative purposes    Assumes tax refund is co-mingled with First Eagle’s operating cash —Illustrative discount rate range based on preliminary market implied First Eagle weighted average cost of capital calculation    The Company has received a clean tax audit for five consecutive years between 2010 and 2014; however, past audit results are not indicative of future audit outcome Quarter ending, ($ in millions) 9/30/17E 12/31/17E 3/31/18E 6/30/18E 9/30/18E 12/31/18E 3/31/19E Gross tax refunds – – A $4.1 – – – B $35.0 A Refund of 2017 estimated tax payment paid B Based on federal tax only—$8.2 million paid on 2015 return and $26.8 million paid against 2016 return; assuming IRS audit will be completed within 12 months of claim Assuming 12 months to receive refund “B” Assuming 18 months to receive refund “B” Assuming 24 months to receive refund “B” Illustrative discount rate range Illustrative discount rate range Illustrative discount rate range 7.0% 8.0% 9.0% 10.0% 7.0% 8.0% 9.0% 10.0% 7.0% 8.0% 9.0% 10.0% PV $35.0 $34.5 $34.0 $33.5 $34.0 $33.3 $32.7 $32.1 $33.0 $32.2 $31.5 $30.8    Actual results of the IRS audit process (and implied value of the CVR) are impossible to predict. Source: Provided by NEWS management in consultation with KPMG.    Note: Assumes end of period discounting convention. Confidential Credit Suisse does not provide any tax advice. 5 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Illustrative Osprey present value of tax refunds

Per NEWS management in consultation with KPMG

Certain assumptions

- Transaction close Q1 2018
- 2016 federal tax return will be filed by September 2017, per management guidance
- 2018 federal tax return and claim for refund will be filed by Q1 2019, per management guidance, by First Eagle
- Cash flows discounted to 6/30/2017 for illustrative purposes
- Assumes tax refund is co-mingled with First Eagle's operating cash
  - Illustrative discount rate range based on preliminary market implied First Eagle weighted average cost of capital calculation
- The Company has received a clean tax audit for five consecutive years between 2010 and 2014; however, past audit results are not indicative of future audit outcome

	Quarter ending,										
($ in millions)	9/30/17E	12/31/17E	3/31/18E	6/30/18E	9/30/18E	12/31/18E	3/31/19E	6/30/19E	9/30/19E	12/31/19E	3/31/20E
Gross tax refunds	–	–	–	–	–	–	–	(A) $2.3	–	–	(B) $36.2

(A) Refund of 2018 estimated tax payment paid

(B) Based on federal tax only - $26.8 million paid on 2016 return and $9.3 million of estimated 2017 tax payable; assuming IRS audit will be completed within 12 months of claim

	Assuming 12 months to receive refund "B"				Assuming 18 months to receive refund "B"				Assuming 24 months to receive refund "B"			
	Illustrative discount rate range				Illustrative discount rate range				Illustrative discount rate range			
	7.0%	8.0%	9.0%	10.0%	7.0%	8.0%	9.0%	10.0%	7.0%	8.0%	9.0%	10.0%
PV	$32.0	$31.2	$30.5	$29.7	$31.0	$30.1	$29.2	$28.4	$30.0	$29.1	$28.1	$27.2

- Actual results of the IRS audit process (and implied value of the CVR) are impossible to predict.

Source: Provided by NEWS management in consultation with KPMG.
Note: Assumes end of period discounting convention.
Credit Suisse does not provide any tax advice.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Illustrative Osprey work stream timing and responsibilities

Work stream	Activity	Responsibility	Timing
Financials	■ Financial forecast refresh	■ NS	■ Week of 7/31 – Week of 8/7
	■ Q3 and Q4 2017 quarterly details	■ NS	■ Week of 7/31 – Week of 8/7
Asset buyer	■ Identification and outreach	■ GSO, WFS	■ Week of 7/31
	■ Execute NDA	■ GSO, FE, NS	■ Week of 7/31 – Week of 8/7
	■ Provide data tape and other portfolio data	■ NS, CS	■ Week of 8/7
Due diligence	■ NEWS data room		
	– Populate data room	■ NS, CS	■ Week of 7/31
	– Launch data room / grant access	■ NS, CS	■ Week of 8/7
	■ Ongoing due diligence		
	– Asset management capabilities	■ NS, CS	■ Week of 8/7
	– Functional diligence	■ NS, CS	■ Week of 8/7 – Week of 9/11
	– Legal and regulatory diligence	■ NS, STB	■ Week of 8/7 – Week of 9/11
	■ Complete due diligence	■ NS, CS	
Tax / structuring	■ Discussion with KPMG	■ NS, KPMG	■ Week of 7/17
Transaction documentation	■ Transaction documents (including asset purchase agreement, merger agreement and investment management agreement)		
	– Draft transaction documents	■ NS, STB	■ Week of 7/31 – Week of 8/7
	– Distribute draft transaction documents	■ NS, STB, CS	■ Week of 8/14
	– Negotiate transaction documents	■ All parties	■ Week of 8/21 – Week of 9/11
	– Execute transaction documents	■ All parties	■ 9/15

Note: NS: NewStar; CS: Credit Suisse; STB: Simpson Thacher & Bartlett; KPMG: KPMG; GSO: GSO; First Eagle: FE; WFS: Wells Fargo Securities.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Illustrative Osprey transaction timeline     Illustrative timeline and activitiesCalendar Provide update to Board to evaluate IOIs GSO asset-buyer identification and outreachJuly 2017August 2017 Week of 7/31 –SMTWTFSS MTWTFS Finalize standalone financial forecast Week of 8/7112345 Populate and launch data room23456786789101112 Draft transaction documents910111213141513141516171819 1617181920212220212223242526 232425262728292728293031 Week of 7/31 – Ongoing due diligence3031 announcementWeek of 9/11 Week of 8/7 – Detailed due diligence AM capabilities and confirmatory due diligence on loan toWeek of 8/28portfolioSeptember 2017October 2017 Now Deliver transaction documents (including asset management contract)SMTWTFSS M TWTFS Receive final bid from GSO, First Eagle and GSO client121234567 Week of 9/4 –3456789891011121314 Week of 9/11 Negotiate definitive agreements1011121314151615161718192021 Meet with Board of Directors for final approval1718192021222322232425262728 24252627282930293031 9/15 Announce transaction Draft proxy statementNovember 2017December 2017 Week of 9/18 – HSR filing and waiting periodSMTWTFSS MTWTFS Week of 10/23 File draft merger agreement123412 5678910113456789 1213141516171810111213141516 Week of 10/30 – Proxy statement filing with SEC (1)1920212223242517181920212223 Week of 11/13 Proxy statement cleared262728293024252627282930 announcement31 - Post Print proxy statement and mail to shareholders Week of 11/20 – Set shareholders’ meeting to vote on transaction / hold shareholder vote Week of 12/18 Close transactionDenotes public holidaysSubordinated notes redemption price drop date Note:Assumes normal course process with minimal-to-no delay decisions and no delay from antitrust / other regulatory review. (1)Assumes, for illustrative purposes, no SEC review. SEC review process could extend for six to eight weeks depending on level and resolution of SEC comments.Confidential 8 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Potential strategic alternatives    As previously discussed, potential strategic alternatives for the Company to enhance value include: —Status quo —Sale of the Company —Sale of assets with or without contract Confidential 9 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Illustrative buyers of whole company

($ in billions)

Buyer	AUM / Assets	Market cap.	Designation
ANNALY	$85	$12,980	Other
ARES	100	1,500	Alternative asset manager
BainCapital CREDIT	34	N/A	Credit asset manager
The Carlyle Group	162	1,781	Alternative asset manager
CPP Investment Board / Antares Capital	237	N/A	Pension fund
FORTRESS	70	2,421	Alternative asset manager
FRANKLIN SQUARE CAPITAL PARTNERS	21	N/A	Alternative asset manager
Goldman Sachs Asset Management	1,373	N/A	Alternative asset manager
GOLUB CAPITAL	20	N/A	Credit asset manager
HPS Investment Partners	39	N/A	Credit asset manager
KKR	138	9,070	Alternative asset manager
MAIN ST CAPITAL CORPORATION	2	2,164	BDC
NMC New Mountain Capital LLC	2	1,088	BDC
OHA Oak Hill Advisors	31	N/A	Alternative asset manager

($ in billions)

Buyer	AUM / Assets	Market cap.	Designation
OAKTREE	$100	$7,391	Alternative asset manager
Ontario Teachers' Pension Plan	131	N/A	Pension fund
OWL ROCK	1	N/A	Credit asset manager
PROVIDENCE EQUITY	50	N/A	Alternative asset manager
SOLAR CAPITAL	2	923	BDC
TPG	2	1,238	BDC

Source: SNL Financial, public filings and other publicly available information.
Note: Market data as of 7/28/2017. Financial data as of most recent available. N/A denotes not applicable.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Illustrative buyers of assets

($ in billions)	AUM / Assets	Market cap.	Participation in recent commercial finance M&A processes	Commentary
AIMCo	$65	N/A	✗	▪ Alberta Investment Management Corp ▪ Manages pension assets for 26 pensions in province
ARDIAN	60	N/A	✗	▪ French alternative asset manager – predominately PE ▪ Spun out of Axa in 2013
bcIMC	91	N/A	✓	▪ British Columbia Investment Management Corp ▪ 85% of AUM from province pensions
Brookfield	245	$46	✓	▪ Toronto based asset manager ▪ Real assets are dominant strategy
Coller Capital	24	N/A	✓	▪ Secondary private equity manager with broad investment mandate ▪ 100% owned by Jeremy Coller
GIC	100	N/A	✗	▪ Singapore pension fund
Goldman Sachs Asset Management	1,373	N/A	✓	▪ Alternative asset manager
HarbourVest	$40	N/A	✓	▪ Boston-based private equity FoF (employ owned) ▪ Broadening investment disciplines
Mubadala	122	N/A	✗	▪ Abu Dhabi's leading strategic investment company ▪ Government of Abu Dhabi is sole shareholder
OMERS	64	N/A	✗	▪ Ontario Municipal Employee Retirement System ▪ Funded ratio of 93%, 5 yr average return of 8.5%
Ontario Teachers'	131	N/A	✗	▪ Ontario Teachers Pension Plan ▪ Largest single pension in Canada
PIMCO	1,510	N/A	✓	▪ Alternative strategies are fastest growing segment ▪ Seeking to enhance alternative credit capabilities
PSP	102	N/A	✗	▪ Public Sector Pension – invests on behalf of Canada's public sector ▪ 45% of AUM in Real or Alternative assets
TEMASEK	180	N/A	✗	▪ Singapore Pension Fund
TPG	72	N/A	✗	▪ Alternative asset manager

Source: SNL Financial, public filings and other publicly available information.
Note: Market data as of 7/28/2017. Financial data as of most recent available. N/A denotes not applicable.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Appendix Confidential 12

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION CVR overview    A Contingent Value Right (“CVR”) represents an obligation of the issuer to pay additional consideration upon specified trigger events —Generally used in acquisitions to bridge a value gap by providing additional value to seller’s shareholders    Payments can be triggered by a number of different trigger events or performance metrics: —Outcome of binary events (receipt of governmental body approval, outcome of litigation) —Financial metrics (revenue or EBITDA levels)                While not that common, often used in biotech/pharmaceutical transactions —Single drugs can have a substantial impact on valuation of such companies —Most often tied to a specific regulatory approval for new drug or additional indication    When used, CVRs generally represent ~25% of overall nominal consideration —Less on a “fair” / NPV value basis after adjusting for probability of achieving event and time value of money    Payment can either be in cash (most typical) or stock of the acquiror (less typical due in part to registration issues)    CVR can be detachable and freely traded on an exchange or can be structured as non-transferable —Most recent transactions have not had detachable / tradeable CVRs given reporting and registration complexities    Of 1,376 transactions announced since 2008 involving a public US target with a transaction value above $200 million, 28 transactions included a CVR as part of the consideration, of which eight were non-transferable / not tradeable    Source: Public filings, FactSet, press releases, and other publicly available information. Confidential 13 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Transactions involving a US public target with CVR

Since 2008 with transaction value > $200 million

($ in millions, except per share amounts)

Announcement date	Acquiror	Target	Consideration per share: Upfront	Consideration per share: CVR	Upfront amt / CVR as a % of total value	CVR duration	CVR publicly traded
4/28/2016	Sanofi	Medivation	$58.00	$3.00	95% / 5%	~5 years	NA
11/17/2015	Canadian Pacific Railway	Norfolk Southern Corporation	89.13	25.00	78% / 22%	~1.5 years	NA
11/2/2015	Shire	Dyax	37.30	4.00	90% / 10%	4 years	✓
9/28/2015	Nexstar Broadcasting Group	Media General	17.66	4.29	80% / 20%	NA	×
6/22/2015	Energy Transfer Equity	The Williams Companies	43.50	NA	NA	NA	✓
10/6/2014	Actavis	Durata Therapeutics	23.00	5.00	82% / 18%	NA	×
9/28/2014	Daiichi Sankyo Company	Ambit Biosciences Corporation	15.00	4.50	77% / 23%	NA	×
5/8/2014	H. Lundbeck	Chelsea Therapeutics International	6.44	1.50	81% / 19%	3 years	×
4/28/2014	Forest Laboratories	Furiex Pharmaceuticals	95.00	30.00	76% / 24%	~2 years	×
4/22/2014	Valeant Pharmaceuticals	Allergan	179.25	25.00	88% / 12%	NA	NA
3/6/2014	Albertson's / Cerberus Capital Management	Safeway	32.50	3.65	90% / 10%	~4 years	×
1/8/2014	Teva Pharmaceutical Industries	NuPathe	3.65	3.15	54% / 46%	NA	×
7/30/2013	Community Health Systems	Health Management Associates	13.78	1.00	73% / 27%	NA	✓
7/30/2013	Cubist Pharmaceuticals	Trius Therapeutics	13.50	2.00	87% / 13%	~3.5 years	×
7/30/2013	Cubist Pharmaceuticals	Optimer Pharmaceuticals	10.75	5.00	68% / 32%	~2.5 years	✓
7/12/2013	AT&T	Leap Wireless International	15.00	NA	NA	NA	×
5/28/2013	AstraZeneca	Omthera Pharmaceuticals	12.70	4.70	73% / 27%	~7.5 years	×
11/19/2012	Wright Medical Group	BioMimetic Therapeutics	6.47	6.50	87% / 13%	NA	✓
8/2/2012	AT&T	Nextwave Wireless	1.00	0.95	51% / 49%	NA	×
2/16/2012	Icahn Enterprises Holdings	CVR Energy	30.00	30.00	50% / 50%	~1.5 years	×
10/24/2011	Cubist Pharmaceuticals	Adolor Corporation	4.25	4.50	49% / 51%	~7.5 years	×
6/13/2011	Vector Capital Corporation	Gerber Scientific	11.00	NA	NA	NA	×
2/22/2011	Forest Laboratories	Clinical Data	30.00	6.00	83% / 17%	~5 years	×
8/29/2010	Sanofi-aventis	Genzyme	74.00	14.00	84% / 16%	~10 years	✓
6/30/2010	Celgene Corporation	Abraxis BioScience	71.93	16.05	82% / 18%	15+ years	✓
1/5/2009	Endo Pharmaceutical Holdings	Indevus Pharmaceuticals	4.50	3.00	60% / 40%	5 years	×
7/15/2008	ViroPharma	Lev Pharmaceuticals	2.75	1.00	73% / 27%	10 years	✓
7/7/2008	Fresenius SE & Co.	APP Pharmaceuticals	23.00	6.00	79% / 21%	~2.5 years	✓
Average			**$33.04**	**$8.39**	**76% / 33%**	**~5 years**	
Median			**16.33**	**4.50**	**79% / 23%**	**~4 years**	
9/15/2017	GSO / First Eagle	NewStar Financial	$12.29	$0.73 - $0.81	94% / 6%	TBD	×

Source: Public filings, FactSet and press releases.
Note: NA denotes not publically available.

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